Exhibit (e)(6)

Van Eck Funds
335 Madison Avenue – 19th Floor
New York, New York 10017

July 21, 2010

Van Eck Securities Corporation
335 Madison Avenue – 19th Floor
New York, New York 10017

Ladies and Gentlemen:

          Pursuant to Section 1 of the Distribution Agreement, dated July 30, 1985 (the “Agreement”), between Van Eck Funds (the “Trust”) and Van Eck Securities Corporation (the “Distributor”), please be advised that the Trust has established two additional series of the Trust, namely, Van Eck CM Commodity Index Fund and Van Eck Long/Flat Commodity Index Fund (collectively, the “Funds”). The Funds have adopted the Agreement and retained the Distributor to render services contemplated by the Agreement for the Funds.

          Please confirm your willingness to render such services.

VAN ECK FUNDS

/s/ Joseph J. McBrien

Name:	Joseph J. McBrien
Title:	Senior Vice President and General Counsel

Confirmed, Agreed to and Accepted this 21st day of July, 2010:

VAN ECK SECURITIES CORPORATION

/s/ Jonathan R. Simon

Name:	Jonathan R. Simon
Title:	Vice President